UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  February 4, 2008

Virgin Media Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50886	59-3778427
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation or organization)

909 Third Avenue

Suite 2863

New York, New York 10022
(Address of principal executive offices) (Zip Code)

(212) 906-8440

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Item 8.01. Other Events.
SIGNATURES

Item 5.02 (b).  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 4, 2008, David E. Elstein resigned from the board of directors (the “Board”) of Virgin Media Inc. (the “Company”).

Item 8.01.  Other Events.

Reduction in Board size and Board reclassification

On February 6, 2008, the Board reduced the number of directors to six and, in accordance with the Company’s articles of incorporation which provide for a classified board consisting of three classes of directors as nearly equal as possible in size, determined that each class should have two directors.  The resignation of David E. Elstein resulted in the Company having three directors in Class I, one director in Class II and two directors in Class III.  Consequently, the Board elected George Zoffinger as a Class II director, effective upon his resignation as a Class I director.  Mr. Zoffinger now serves as a Class II director, and his term will expire on the date of the Company’s 2009 annual meeting of stockholders.

Board search

The Board also instructed the Nominating Sub-Committee to identify candidates for election as additional independent directors of the Company, and noted its intention to appoint the Chief Executive Officer, when selected, to the Board.

Independent director

The Board also determined that William R. Huff is an independent director within the meaning of the applicable NASDAQ requirements with effect from January 1, 2008, since the payments received by his affiliates in 2004 no longer affect the determination of his independence.

Payment of a quarterly cash dividend

On February 6, 2008, the Board approved the payment of a quarterly cash dividend of $0.04 per share on March 20, 2008 to stockholders of record as of March 12, 2008. Future payments of regular quarterly dividends by the Company are in the Board’s discretion and will be subject to the Company’s future needs and uses of free cash flow, which could include investments in operations, the repayment of debt, and share repurchase programs.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 7, 2008

VIRGIN MEDIA INC.

By:	/s/ Bryan H. Hall
Name:	Bryan H. Hall
Title:	Secretary